Free Writing Prospectus

Filed Pursuant to Rule 433

Dated May 15, 2013

Registration Statement Nos. 333-181822 and 333-181822-03

SMART ABS Series 2013-2US Trust

Issuing Entity or Trust

US$750,000,000

Macquarie Leasing Pty Limited	Macquarie Securities Management Pty Limited
(ABN 38 002 674 982)	(ABN 26 003 435 443)
Depositor, Sponsor, Originator and Servicer	Manager

The depositor has prepared a prospectus supplement to the prospectus dated September 28, 2012, which together describe the US$ notes to be issued by the trust. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the US$ notes.

Ratings

The depositor expects that the US$ notes issued by the trust will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch	Moody’s
Class A-1 notes	F1+sf	P-1 (sf)
Class A-2a notes	AAAsf	Aaa (sf)
Class A-2b notes	AAAsf	Aaa (sf)
Class A-3a notes	AAAsf	Aaa (sf)
Class A-3b notes	AAAsf	Aaa (sf)
Class A-4a notes	AAAsf	Aaa (sf)
Class A-4b notes	AAAsf	Aaa (sf)

Joint Lead Managers and Bookrunners for the US$ notes

J.P. Morgan and RBS

Joint Lead Manager for the US$ notes

Macquarie

Co-Manager for the US$ notes

ANZ Securities

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling (866) 669-7629.

Ratings are for distribution only to a person (a) who is not a “retail client” within the meaning of section 761G of the Australian Corporations Act 2001 and is also a sophisticated investor, professional investor or other investor in respect of whom disclosure is not required under Part 6D.2 or 7.9 of the Australian Corporations Act 2001, and (b) who is otherwise permitted to receive ratings in accordance with applicable law in any jurisdiction in which the person may be located. Anyone who is not such a person is not entitled to receive this free writing prospectus and anyone who receives this free writing prospectus must not distribute it to any person who is not entitled to receive it.